MASSACHUSETTS
LIFE SCIENCES CENTER

GRANT AGREEMENT

This Grant Agreement is entered into on this 15th day of July, 2015 (Effective Date) by and between the Massachusetts Life Sciences Center (MLSC), a quasi-public agency of the Commonwealth established pursuant to Chapter 23I of the Massachusetts General Laws (Life Sciences Act), and Felicitex Therapeutics Inc., a Delaware corporation, having its principal office and place of business at 45 Ridge Rd. Newton MA 02468 (Grantee). This Grant Agreement incorporates by reference the General Terms and Conditions attached hereto as Exhibit A (the General Terms and Conditions) and the Universal Partnerships (UP) Grant Application attached hereto as Exhibit B (Grant Application) (collectively, this Grant Agreement, the General Terms and Conditions, and the Grant Application are referred to herein as the Agreement). Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the General Terms and Conditions.

WHEREAS, the Massachusetts Life Sciences Center (Center) is offering financial assistance in the form of grants to Massachusetts companies that partner with a non-US organization to support a milestone within a research and development collaboration (Milestone) that is expected to contribute to the overall development of a new or significantly improved product or process intended for commercialization in global markets, and which will yield economic benefit to the Commonwealth of Massachusetts;

WHEREAS, the Center's Board of Directors, at its February 19, 2014 meeting, authorized the expenditure of monies from the Center's Investment Fund in an amount not to exceed three million dollars ($3,000,000) for awards for international partnership programs;

WHEREAS, Grantee has submitted an application for funding describing Grantee's work on a Milestone within a research and development project (Project), which Grant Application is attached hereto as Exhibit B; and

WHEREAS, on June 24, 2015 (Award Date), subject to compliance with all applicable laws and negotiation of terms and conditions mutually agreeable to MLSC and Grantee including, without limitation, timing and manner of Grant disbursements, MLSC's Board of Directors approved the grant of Two Hundred Thousand dollars ($200,000) to Grantee (Grant);

NOW THEREFORE, pursuant to the terms and conditions of this Agreement and subject to compliance with all applicable laws, MLSC and Grantee agree as follows:

1. Use of Grant Proceeds; Grant Managers; Definitions.

a. Use of Grant Proceeds. The Grantee shall use the Grant proceeds to fund direct costs related to the Milestone including, but not limited to, direct labor, clinical trials, consultants and subcontractors, materials and supplies, and equipment expenses incurred by the Massachusetts company in carrying out proposed activities as part of the

cooperative research and development Milestone; provided, however, that substantially all of Grantee's Milestone activities are required to be performed in Massachusetts. The foregoing provision shall be applicable during the Term (as defined in Section 3) of this Agreement. The Grant proceeds may be used to pay for costs incurred by Grantee between the Award Date and sixteen (16) months from the Award Date or completion of the Milestone, whichever is earlier, provided that such costs have not already been reimbursed by any other parties.

b. Restriction on Use. Grantee hereby covenants and agrees, on behalf of itself, its successors and its assigns, that it shall use all of the Grant proceeds solely for direct costs related to the Milestone for Life Sciences (as defined in Chapter 231 of the Massachusetts General Laws, as amended). Grantee hereby covenants and agrees that none of the Grant proceeds shall be used for: (i) severance pay; (ii) to invest in stocks, bonds, interest-bearing accounts (excluding federally-insured checking and savings accounts), or any other financial instruments; or (iii) to pay for goods or services with a related party. For purposes of this agreement, a Related Party means any person or entity directly or indirectly controlling, controlled by or under common control with the Grantee, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity whether through ownership of voting securities, by contract or otherwise.

2. Representations, Warranties and Covenants. Grantee hereby represents and warrants that:

a. Organization, Good Standing and Qualification. Grantee is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite organizational power and authority to carry on its business as now conducted and as proposed to be conducted. Grantee is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b. Authorization. All corporate or organizational action on the part of Grantee, its trustees, officers, directors and stockholders, as the case may be, necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Grantee hereunder has been taken, and this Agreement constitutes a valid and legally binding obligation of Grantee, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The person executing this Agreement on behalf of Grantee has authority and power to sign on behalf of Grantee and to bind Grantee to the obligations undertaken herein.

c. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Grantee is required in connection with the

consummation of the transactions contemplated by this Agreement.

d. Litigation. There is no action, suit, proceeding or investigation pending or, to Grantee's knowledge, currently threatened against Grantee that questions the validity of this Agreement, or the right of Grantee to enter into such agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition or affairs of Grantee, financially or otherwise, nor is Grantee aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to Grantee) involving the prior employment of any of Grantee's employees, their use in connection with Grantee's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Grantee is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Grantee currently pending or that Grantee intends to initiate.

e. Compliance with Other Instruments. Grantee is not in violation or default of any provision of its articles of incorporation, organizational documents, charter or bylaws, or of any instrument, judgment, order, writ, decree or contract to which it (or any subsidiary) is a party or by which it (or any subsidiary) is bound, or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Grantee. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Grantee or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Grantee, its business or operations or any of its assets or properties.

f. Permits. Grantee has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business or operations as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of Grantee. Grantee is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

g. Environmental and Safety Laws. Grantee is not in violation of any applicable statute, law or regulation relating to the environment, occupational health and safety, or protection from and prevention of terrorism and crime, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Grantee will not knowingly violate any statute, law or regulation relating to the environment, occupational health and safety, or protection from and prevention of terrorism and crime in the course of the Grant.

h. Disclosure. All of the representations, warranties and certifications of Grantee furnished to MLSC in connection with this Agreement, including those set forth in the General Terms and Conditions and the Grant Application are true and correct in all material respects. To Grantee's knowledge, no document, certificate or statement made or delivered in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. A breach by Grantee of the foregoing is grounds for termination by MLSC for default under Section 11 of this Agreement.

i. Title to Property and Assets. Grantee owns its property (including the Assets) free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Grantee's ownership or use of such property. With respect to the property it leases, Grantee is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

j. Insurance. Grantee has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) set forth in Section 9 of this Agreement to allow it to replace any of its properties that might be damaged or destroyed.

k. Bankruptcy. As of the date hereof, Grantee: (i) does not intend to file a voluntary petition for relief pursuant to 11 U.S.C. §§ 101 et seq. – Title 11 of the United States Code (Bankruptcy Code); (ii) does not have any knowledge of any circumstance that may result in the filing of a voluntary petition for relief pursuant to the Bankruptcy Code; and (iii) does not have any notice of any creditor's intention to file an involuntary petition for relief pursuant to the Bankruptcy Code.

l. Labor Matters.

i. Grantee affirms that it shall use its best efforts to (A) provide its employees with the minimum hourly wage rates as determined pursuant to the Massachusetts Division of Occupational Safety's Prevailing Wage Program (the "Prevailing Wages") and (B) contract only with contractors and subcontractors that, to Grantee's knowledge, provide their respective employees with Prevailing Wages.

ii. Grantee affirms that it will not unlawfully misclassify workers as self-employed or as independent contractors, and certifies compliance with applicable state and federal employment laws and regulations, including but not limited to minimum wages, unemployment insurance, workers' compensation, child labor, and the Massachusetts Health Care Reform Law, Chapter 58 of the Acts of 2006, as amended.

iii. Grantee affirms that it will not knowingly employ developers, subcontractors, or other third parties that unlawfully misclassify workers as self-employed or as independent contractors, or that fail to comply with applicable

state and federal employment laws and regulations, including but not limited to minimum wages, unemployment insurance, workers' compensation, child labor, and the Massachusetts Health Care Reform Law, Chapter 58 of the Acts of 2006, as amended.

iv. Within the five (5) years immediately preceding the Award Date, neither Grantee nor any of its officers, directors, employees, agents, or subcontractors of which Grantee has knowledge, has been the subject of:

(a) an indictment, judgment, conviction, or grant of immunity, including pending actions, for any business-related conduct constituting a crime under state or federal law;

(b) a government suspension or debarment, rejection of any bid or disapproval of any proposed contract, including pending actions, for lack of responsibility, denial or revocation of prequalification or voluntary exclusion agreement;

(c) any governmental determination of a violation of any public works law or regulation, or labor law or regulation; or

(d) any citation or other violation deemed "serious or willful" by the Occupational Safety and Health Administration.

m. Proprietary Rights; Employee Restrictions.

i. Except as would not, individually or in the aggregate, have a material adverse effect, to the knowledge of Grantee, all copyrights, copyright registrations, trademark registrations, patents, trade secrets and know-how (collectively, Intellectual Property Rights) used or useful in Grantee's Project are valid and enforceable, in whole or in part. All Intellectual Property Rights generated by any employee, officer or consultant in the course of their performance for Grantee have been assigned to Grantee. To the knowledge of Grantee, neither the present nor currently contemplated business activities nor products associated with the Project of Grantee infringe any Intellectual Property Rights of others, except where any such infringement would not have a material adverse effect. Grantee has not received any notice or other claim from any person asserting that any of Grantee's present or contemplated activities related to the Project infringe or may infringe any Intellectual Property Rights or such person. Grantee has taken all reasonable measures to protect and preserve the security, confidentiality and value of its Intellectual Property Rights related to the Project, including its trade secrets and other confidential information, except where the failure to take such measures would not have a material adverse effect. Intellectual Property Rights also includes any and all licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, trademarks, service marks, trade names, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms,

architecture, structure, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

ii. All employees of Grantee have entered into non-disclosure and assignment of invention agreements for the benefit of Grantee and key employees of Grantee have also entered into noncompetition agreements providing that they will not compete with Grantee for at least 12 months from the date of termination of their employment. For this Section 2.m.ii only, key employees include those scientific team leaders designated as such in Grantee's application attached hereto as Exhibit B.

3. Term and Termination.

a. The term of this Agreement shall commence as of the Award Date and shall terminate sixteen (16) months from the Award Date unless terminated in accordance with the terms hereof.

b. MLSC may, by written notice to Grantee, which notice shall include a statement of the reason(s) for such termination, terminate this Agreement for breach by Grantee or as expressly provided in this Agreement.

c. Grantee hereby agrees that it shall have no rights against MLSC in the event of MLSC's exercise of its termination rights under this Agreement pursuant to the terms of this Agreement and Grantee hereby waives any claims or other causes of action arising from any such termination in consideration of the agreements herein contained. Grantee hereby also agrees that Grantee's obligations to MLSC in connection with any portions of the Grant that may already have been paid by MLSC to Grantee shall remain unaffected due to MLSC's termination of this Agreement.

4. Grant Managers.

a. Both MLSC and Grantee have designated the following persons to serve as Grant Managers to support effective communication between MLSC and Grantee.

MLSC Grant Manager: Tal Dinnar, International Programs,
tdinnar@masslifesciences.com, (781) 373-7721

Grantee Grant Manager: Maria Vilenchik, CEO Felicitex Therapeutics Inc.
mvilenchik@felicitex.com, (919) 213-0025

b. Grantee will endeavor to maintain the continuity of its Grant Manager.

5. The Grant.

a. Subject to compliance with all applicable laws, Grantees awarded no less than $50,000 and no more than $100,000 shall be compensated in the form of: (i) ninety percent (90%) of the Grant upon execution of this Agreement and submission of an invoice to the MLSC, and (ii) ten percent (10%) of the Grant upon submission of the Final Report and an invoice to the MLSC. Failure to submit a Final Report within sixteen (16) months of execution of this Agreement shall result in forfeiture of ten percent (10%) of the Grant unless otherwise approved by the MLSC.

b. Subject to compliance with all applicable laws, Grantees awarded greater than $100,000 and not more than $200,000 shall be compensated in the form of: (i) fifty percent (50%) of the Grant upon execution of this Agreement and submission of an invoice to the MLSC; (ii) forty percent (40%) of the Grant subject to the review and approval of the Interim Report by the MLSC and MLSC's Scientific Advisory Board sub-committee, and submission of an invoice to the MLSC; and (iii) ten percent (10%) of the Grant upon submission of the Final Report and an invoice to the MLSC. Failure to submit a Final Report within sixteen (16) months of execution of this Agreement shall result in forfeiture of ten percent (10%) of the Grant unless otherwise approved by the MLSC.

c. In executing this Agreement, Grantee acknowledges and agrees that its receipt of the Grant does not create any rights or preferences for Grantee to receive subsequent funding from MLSC for any purpose, except in accordance with applicable law.

d. Grantee acknowledges and agrees that it shall provide the MLSC with direct support for the use of Grant proceeds as set forth in section 1.a. of this Agreement. Direct support shall include, but may not be limited to, a copy of the invoice and proof of payment for direct costs such as clinical trials, consultants and subcontractors, manufacturing and CRO services, materials and supplies, and equipment supplies; payroll information and record of time worked on the Milestone for labor costs; and receipts for allowable travel expenses.

6. Deliverables.

a. Interim Report. In order for Grantees awarded greater than $100,000 and not more than $200,000 to be eligible to receive their second tranche of funding above the initial 50% of the Grant payable upon execution of this Agreement, Grantee shall provide MLSC with a written report (Interim Report) which:

i. highlights Grantee activities and progress related to the Milestone, describes Grantee's research and development activities and progress with its Non-US partner on the Milestone and the use of grant funds to further such partnership and Milestone;

ii. provides costs incurred to date relative to the budget included in

the Grant Application and the detailed use of such funds including the direct support set forth in Section 5.d. of this Agreement; and

iii. describes any changes made to the plan for achieving the Milestone included in the Grant Application and the reasons for such change.

b. Final Report. Within ninety (90) calendar days of completion of the research and development Milestone or termination of the Grant, whichever is earlier, Grantee shall submit a Final Report to MLSC that reports the following:

i. research and development progress relative to the plan for achieving the Milestone included in the Grant Application;

ii. total costs incurred relative to the budget included in the Grant Application and the detailed use of such funds including the direct support set forth in Section 5.d. of this Agreement;

iii. the clinical and market impact resulting from the Grant; and

iv. the total number of actual full-time equivalent employees that worked on the Milestone.

c. Annual Report. Within ninety (90) calendar days of December 31st of each year and for a total of two (2) years following submission of the Final Report, Grantee shall submit an Annual Report to MLSC that reports the following:

i. the clinical and market impact resulting from the Grant;

ii. the total number of actual full-time equivalent employees that continue to work on the Project; and

iii. the total salary (excluding bonuses, the value of health and social benefits, 401(k) contributions, and other non-salary compensation) paid to Grantee's full-time employees working on the Project during the relevant year.

7. Program Evaluation. Grantee agrees to support MLSC's program evaluation and case study activities, and MLSC's goal to disseminate information regarding Grantee's experiences. To this end, Grantee agrees that its key personnel will be available at reasonable times with advance notice to be interviewed by MLSC or its authorized representatives for purposes of program evaluation or case study development.

8. Payments and Invoices.

a. Grant Payments.

i. MLSC shall provide Grantee with the percentage payments of the Grant in accordance with Section 7 above.

ii. MLSC shall provide Grant funds to Grantee following receipt of an invoice from Grantee. All invoices must be submitted electronically, mailed or hand delivered to the following address:

Tal Dinnar
International Programs
Massachusetts Life Sciences Center
1000 Winter Street, Suite 2900
Waltham, MA 02451
tdinnar@masslifesciences.com

With a copy to:

Brad Rosenblum
Chief Financial Officer
Massachusetts Life Sciences Center
1000 Winter Street, Suite 2900
Waltham, MA 02451
brosenblum@masslifesciences.com

9. Insurance. Grantee shall maintain a commercial general liability insurance policy with combined limits for bodily injury, personal injury, and property damage with limits of one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate. Grantee shall provide MLSC with a certificate of insurance regarding its commercial general liability insurance policy. Such insurance policy or policies shall name MLSC as an additional insured, and no settlement or payment, for any claim or loss, injury or damage or other matter as to which MLSC may be charged with an obligation to make any payment or reimbursement, shall be made by Grantee without the written approval of MLSC.

10. MLSC's Budgetary Constraints. Grantee hereby acknowledges fully that MLSC is a public instrumentality of the Commonwealth of Massachusetts and depends on the Commonwealth of Massachusetts for funding the Grant. MLSC may be subject to budgetary cut backs and other unforeseen financial constraints that may cause MLSC to terminate this Agreement and/or reduce the unpaid portion of the Grant, entirely or in part.

11. Events of Default. In the event of a default by Grantee in the observance or performance of any covenant or agreement contained in this Agreement and failure by Grantee to cure such default within thirty (30) days after written notice, the MLSC may terminate this Agreement and exercise any other available legal and equitable remedies including, but not limited to, prosecution under the False Claims Law at Chapter 12 of the Massachusetts General Laws.

12. Notices.

a. Any notice hereunder shall be in writing and shall be sent either (i) by facsimile, (ii) by courier, or (iii) by first class mail, postage, prepaid, addressed to the

Grant Managers listed hereinabove and shall be effective (i) if dispatched by facsimile and delivery is electronically confirmed by said media, the day such electronic confirmation is received, (ii) if sent by courier, the date of delivery, as confirmed by receipts or, if no receipt is provided, one business day after dispatch, (iii) if sent by first class mail, three business days after its date of posting.

b. All communications to MLSC shall be delivered to the following address, or sent by electronic transmission to the following:

Massachusetts Life Sciences Center
1000 Winter Street, Suite 2900
Waltham, MA 02451
Attn: Beth Nicklas, General Counsel
bnicklas@masslifesciences.com
(781) 373-7715 (phone)
(781) 622-1530 (fax)

c. All communications to Grantee shall be mailed or delivered to the address, or sent by facsimile to the number set forth below:

Felicitex Therapeutics Inc.

45 Ridge Rd.,

Newton, MA 02468

mvilenchik@felicitex.com

(919) 213-0025 (phone)

(617) 249 2066 (fax)

d. Any notice shall be deemed delivered and received when submitted in writing in person or when delivered by any other appropriate method evidencing actual receipt by the party to whom it is addressed.

13. No Joint Venture. Notwithstanding anything to the contrary herein, under no circumstances is this Agreement to be interpreted as the formation of a joint venture between the parties. Neither party may represent to be the agent of the other nor bind the other to any contract or agreement. The rights and obligations of the parties towards each other are as specified in this Agreement.

14. Miscellaneous.

a. Amendment. The conditions, covenants, duties and obligations contained

in this Agreement may be amended only through a written amendment signed by Grantee and MLSC. The parties understand and agree that this Agreement supersedes all other verbal and written agreements and negotiations by the parties regarding the Milestone set forth herein.

b. Binding Affect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, by sale or transfer of all or substantially all assets, merger or consolidation), provided, however, that Grantee shall not assign or in any way transfer any interest in this Agreement

c. Exhibits and Attachments. To the extent that any representation, warranty, covenant or agreement is specified in any exhibits or attachments hereto and such representation, warranty, covenant or agreement does not conflict with the terms hereof, such representation, warranty, covenant or agreement is for all intents and purposes to be treated as a warranty, representations, covenant or agreement made herein.

d. Governing Law. This Agreement shall be governed by and construed under the laws of The Commonwealth of Massachusetts without regard to its principles regarding conflicts of laws. Any dispute arising between the parties under this Agreement may be decided by any court of competent jurisdiction located within The Commonwealth of Massachusetts.

e. Severability. In case any one or more of the provisions in this Agreement shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

f. Waiver. Any failure by either party to assert its rights for or upon any default of the Agreement shall not be deemed a waiver of such rights, nor shall any waiver be implied from the making of any payment hereunder. MLSC's review, approval or acceptance of any Deliverable hereunder shall not operate as a waiver of any separate and unrelated rights under this Agreement. MLSC's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive MLSC of the right thereafter to that term or any other term of this Agreement and Grantee shall be and remain liable to MLSC pursuant to or in connection with the terms of this Agreement. As a Grantee, the rights and remedies of the parties provided under this Agreement are in addition to any other rights or remedies at law or in equity, and either party may assert a right to recover damages by any appropriate means, including without limitation set-off, suit, withholding, recoupment, or counterclaim either during or after the term of this Agreement.

g. Liability. No director, member, officer or employee of the MLSC shall be charged personally or held contractually liable by or to Grantee under any term or provision of this Agreement or because of any breach thereof or because of its execution

or attempted execution. No director, member, officer or employee of Grantee shall be charged personally or held contractually liable by or to MLSC under any term or provision of this Agreement or because of any breach thereof or because of its execution or attempted execution.

h. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Survival. The covenants contained in Sections 1 (use of grant proceeds), 2 (representations), 5 (deliverables, to the extent still applicable), 6 (program evaluation), 7 (grant), 8 (payments and invoices), and 14 (miscellaneous) shall survive any termination or expiration of this Agreement, as applicable.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MASSACHUSETTS LIFE SCIENCES CENTER

By: /s/ Elizabeth Nicklas

Elizabeth Nicklas
General Counsel and Vice President, Academic and Workforce Programs

FELICITEX THERAPEUTICS INC.

By: /s/ Maria Vilenchik

Maria Vilenchik
Chief Executive Officer

Exhibit A

General Terms and Conditions

(*See Attached*)

Massachusetts Life Sciences Center
General Terms and Conditions

The following General Terms and Conditions are issued by the Massachusetts Life Sciences Center, a public instrumentality of the Commonwealth of Massachusetts, established pursuant to Massachusetts General Laws Chapter 231, Section 3 ("MLSC," as further defined in Section 1, below). Participants shall be bound by these General Terms and Conditions upon execution and submission of the Agreement (as defined herein) to MLSC. These General Terms and Conditions will be incorporated by reference into the Agreement for any financial assistance award executed by the Participant and MLSC.

1. Definitions

"Agreement" means the Grant Agreement entered into to which these General Terms and Conditions are attached and these General Terms and Conditions and all other referenced schedules and attachments thereto and hereto, as the same may be amended from time to time in accordance with the terms of thereof and hereof.

"Commonwealth" means the Commonwealth of Massachusetts (and its political subdivisions or agents where the context so requires).

"Deliverable" means any tangible product to be delivered as an element of performance under an Agreement.

"General Counsel" means MLSC's General Counsel, or, in the event that no Person holds such title at the time in question, such other legal counsel to MLSC as MLSC's Executive Director or Board may designate.

"Governmental Authority" means any national or federal government, any state or other political subdivision thereof, and any other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Grant" means the funding awarded by MLSC's Board of Directors as set forth in the applicable Agreement.

"Grant Agreement" means the documentation that sets forth the Grant awarded, the specifics of the Milestone for which the Grant was awarded and additional terms and conditions for the application and use of such Grant funds, and to which documentation these General Terms and Conditions are attached.

"Grantee" means a Participant awarded a Grant pursuant to a Grant Agreement.

"MLSC" means the Massachusetts Life Sciences Center, and any of its subsidiaries, subdivisions or affiliates, and the successors or assigns thereof.

"Participant" means any Person who has sought funding or other financial support from,

or has submitted one or more proposals to MLSC and has been awarded such financial support or funding under any of MLSC's programs or initiatives as in effect from time to time. Participant may be referred to as "Grantee" in the Grant Agreement.

"Person" means any individual, corporation, limited liability company, partnership or other legal entity with the power to undertake the duties hereunder.

"Public Records Law" means the Massachusetts Public Records Act, M.G.L. Chapter 66, and any successor thereto, as affected by Chapter 231, Section 3(I).

2. Insurance

Specific requirements for insurance shall be set forth in the applicable Grant Agreement.

3. Publicity

The parties shall collaborate on any press releases, events, signs and other publicity concerning the Grant (collectively, "PR"). In any PR produced, neither party will represent that positions taken or advanced by it represent the opinion or position of the other. Neither party may issue, participate in, or contribute to any PR without prior notice to the other Party unless the timing of a news broadcast or newspaper deadline, or other PR deadline precludes such prior notice. Participant shall reference the MLSC as a source of funding support.

4. Non-Exclusion from Governmental Programs

The Participant represents and warrants that it shall use its best efforts to ensure that the Participant and, to the extent applicable, any related party, and Persons that will work for Grantee:

a) are not debarred, suspended, declared ineligible, or excluded by any department or agency of the Commonwealth or of the United States;

b) have not been convicted of fraud or another criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, state or local) transaction or contract under a public transaction, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property; and

c) are not presently indicted for or otherwise criminally or civilly charged by a governmental entity (Federal, State or local) with commission of any of the offenses enumerated in Section 4(b) above.

5. Ethical Conduct Policy and Enforcement

The Participant agrees that the Grant is subject to the Participant having in place on or before the date that Participant enters into a Grant Agreement with the MLSC appropriate policies and measures to ensure that the Participant handles the Grant responsibly and ethically and that the opportunity for improper personal financial or other gain on the part of

the Participant, its employees and consultants, and any other persons with whom they may collaborate regarding any Milestone is minimized, and that limit the potential for research results to be tainted by possible personal financial or other gain.

The Participant hereby represents that it has no intention of using the Grant towards its (or his or her, as the case may be) or any of its (or his or her, as the case may be) employees', collaborators' or affiliates' improper personal financial or other gain. The Participant covenants to enforce such policies diligently during the term hereof.

6. <u>Payment of Debt and Taxes</u>

The Participant represents that the Participant is not delinquent in the payment of any debt or other obligation owed by the Participant to the Commonwealth and covenants that the Participant shall timely pay any debt or other obligation that the Participant owes or may come to owe to the Commonwealth during the term hereof.

The Participant represents that there are no taxes owed by the Participant to the Commonwealth on the date hereof, other than such taxes as are being protested by the Participant under and in accordance with applicable law, and Participant covenants to pay in a timely fashion all taxes that become due from the Participant to the Commonwealth during the term hereof and which are lawfully imposed by the Commonwealth on the Participant.

7. <u>Confidentiality and Privacy</u>

The Participant agrees to take all appropriate actions to protect the confidentiality of information about and the privacy of individuals to whom Grantee owes such obligations and to comply with the provisions of all applicable Federal, State or local laws, regulations and ordinances regarding confidentiality and privacy of such information.

8. <u>Nondiscrimination</u>

The Participant agrees to comply with all applicable Federal and State laws, regulations and ordinances promoting fair employment practices or prohibiting employment discrimination and unfair labor practices and shall not discriminate in the hiring of any applicant for employment nor shall any qualified employee be demoted, discharged or otherwise subject to discrimination in the tenure, position, promotional opportunities, wages, benefits or terms and conditions of their employment because of race, color, national origin, ancestry, age, sex, religion, disability, sexual orientation, or for exercising any rights afforded by law.

9. <u>Indemnification</u>

To the fullest extent permitted by law, Participant shall indemnify and hold harmless, and defend with counsel reasonably acceptable to the Covered Person or Persons being defended, the Commonwealth, MLSC, and each of their respective agents, officers, directors and employees (together with the Commonwealth and MLSC, the "<u>Covered Persons</u>") from and against any and all liability, loss, claims, damages, fines, penalties, costs and expenses (including attorneys' fees), judgments and awards (collectively, "<u>Damages</u>") sustained, incurred or suffered by or imposed upon any Covered Person resulting from (i) any breach of

this Agreement or false representation of Participant under this Agreement, or (ii) any negligent acts or omissions or reckless, wrongful or intentional misconduct of Participant. Without limiting the foregoing, Participant shall indemnify and hold harmless each Covered Person against any and all Damages that may arise out of or are imposed because of the failure to comply with the provisions of applicable law by Participant or any of its agents, officers, directors, employees, contractors or subcontractors. The foregoing notwithstanding, (i) Participant shall not be liable for any Damages sustained, incurred or suffered by or imposed upon any Covered Person resulting solely from any negligent act or omission or reckless misconduct of MLSC, and (ii) except for liability for death or personal injury caused by the negligence or willful misconduct of the Participant, the aggregate liability of Participant under this Agreement shall not exceed the greater of the amount of the Grant or the amount recovered under any applicable insurance coverage. The obligations herein shall survive termination of this Agreement.

10. Public Records

As a public instrumentality, MLSC is subject to the Massachusetts Public Records Law (set forth at Massachusetts General Laws Chapter 66 and as limited by Chapter 23I) and thus documents and other materials made or received by MLSC and/or its employees may be subject to public disclosure. All information received by MLSC shall be deemed to be subject to public disclosure, except as otherwise provided in the procedures set forth in Attachment A hereto. By signing the Agreement, Participant acknowledges, understands and agrees that the procedures set forth in Attachment A are applicable to any documents submitted by Participant to MLSC, including but not limited to any acknowledgements set forth therein, and that Participant shall be bound by these procedures.

11. Audit

Participant shall maintain in a true and accurate manner and in accordance with generally accepted accounting principles, complete and accurate books and records as would normally be examined by an independent certified public accountant pursuant to generally accepted auditing standards in performing a separate audit or examination of Participant's Grant receipts. Such books and records shall contain records of Participant's pertinent activity under the Agreement in a form consistent with good accounting practice which may include, without limitation, electronic media compatible with computers available to the MLSC, computer generated hard copies or legible microfiche or microfilm copies. Such books and records shall be maintained in a form consistent with generally accepted accounting practices.

Upon seven (7) calendar days notice from MLSC, all such books and records shall be made available, as Participant shall elect by written notice to MLSC given within such seven (7) calendar day period, either at the Participant's offices or at the offices of the MLSC, for inspection by MLSC or through its duly authorized representatives at any time for up to seven (7) years after the calendar year to which such books and records pertain, whether or not the term of this Agreement has expired or been earlier terminated; provided, however, that if prior to the expiration of such seven (7) year period, any audit, review or investigation is commenced by the MLSC, or any claim is made or litigation is commenced relating to this Agreement by the MLSC, such books and records shall continue to be

maintained by Participant, and MLSC shall continue to have the right to inspect such books and records in the manner stated above, until the audit, claim or litigation is finally resolved (including the determination of any and all appeals or the expiration of time for an appeal), whether or not the Grant Agreement has expired or been earlier terminated. The right to inspect shall include the right to photocopy said books, records and data as the MLSC determines in its discretion to be necessary or convenient in connection with its review or audit thereof. Any such inspection at the Participant's offices will be conducted during reasonable business hours and in such a manner and at such time as to not unduly interfere with the conduct of Participant's operations. Failure to provide the MLSC with the books, records and data as the MLSC determines in its reasonable discretion to be necessary or convenient in connection with its review or audit hereof will constitute a default of this Agreement.

If MLSC reasonably determines that any allocation of Grant funds to costs permitted to be funded by a Grant are not supported or substantiated by such books and records, Participant shall reimburse MLSC for all such amounts.

MLSC shall further have the right, upon reasonable written notice to Participant, to cause an audit to be made of the books and records of Participant and its assignees and agents which relate to any Milestone to determine the correctness of the allocation of Grant funds to permissible costs by Participant hereunder. If, as a result of such audit conducted within any of the time periods permitted by this section, whether or not this Agreement has expired or been earlier terminated, it is established that Grant funds have been applied impermissibly, Participant shall forthwith, upon written demand from MLSC, repay to MLSC all amounts impermissibly applied, plus interest on such amount for each day from the date of receipt of such Grant funds until payment has been received by MLSC, at eighteen percent per annum to the extent permitted by law. The Participant's obligations under this Section shall survive the expiration or earlier termination of this Agreement, to the extent provided herein.

12. Additional Covenants

Participant hereby covenants to MLSC that it shall not enter into any agreements (including grant agreements), whether written or oral, nor take any other actions or make any omissions that may detrimentally impact MLSC's rights under this Agreement or impair, in any manner whatsoever, the Participant's ability to fulfill its obligations under this Agreement.

Except as disclosed to MLSC, Participant hereby covenants to MLSC that it shall maintain, in its own name and for its own benefit, good and proper title to and right in any and all (i) any real or personal property acquired or leased in connection with the Project, (ii) Project inventions, and (iii) work products, reports, databases, plans, specifications, analyses, and any other information and materials developed or produced in connection with the Grant, but excluding published scholarly articles where the publisher becomes the copyright holder.

13. Conflict of Interest

Participant acknowledges that all MLSC employees are subject to the Massachusetts Conflict of Interest statute, set forth at Massachusetts General Laws Chapter 268A.

Participant shall take no actions in contravention of the Conflict of Interest statute or the conflict of interest policies of the MLSC.

14. Lobbying

No Grant funds may be used to pay for or otherwise support any activities intended to influence any matter pending before the Massachusetts General Court or for activities covered by the law and regulations governing "legislative agents" or "executive agents" set forth in the Massachusetts Lobbying Law, M.G.L. Ch. 3, §39.

15. Force Majeure

Neither party shall be liable to the other, or be deemed to be in breach of this Agreement for any failure or delay in rendering performance arising out of causes beyond its reasonable control and without its fault or negligence. Such causes may include, but are not limited to, acts of God or of a public enemy, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, or unusually severe weather. Dates or times of performance including the Term of this Agreement may be extended to account for delays excused by this Section, provided that the party whose performance is affected notifies the other promptly of the existence and nature of such delay.

16. Headings.

Headings used in this Agreement are for convenience only and shall not be used in the interpretation of the provisions of this Agreement.

17. Survival.

The covenants contained in Sections 3 (publicity), 7 (confidentiality and privacy), 9 (indemnification), 10 (public records), 11 (audit), 12 (additional covenants), and 17 (survival) of this Attachment A shall survive any termination or expiration of this Agreement, as applicable.

Attachment A

THE MASSACHUSETTS LIFE SCIENCES CENTER
POLICY AND PROCEDURES
REGARDING SUBMISSION OF "CONFIDENTIAL INFORMATION"

Introduction

The MLSC is subject to the requirements concerning disclosure of public records under the Massachusetts Public Records Act, M.G.L. c. 66 (Public Records Act), which governs the retention, disposition and archiving of public records. For purposes of the Public Records Act, "public records" include all books, papers, maps, photographs, recorded tapes, financial statements, statistical tabulations, or other documentary materials or data, regardless of physical form or characteristics, made or received by MLSC. As a result, any information submitted to MLSC by a company is subject to public disclosure as set forth in the Public Records Act.

The foregoing notwithstanding, "public records" do not include certain materials or data which fall within a specifically enumerated exemption set forth in the MLSC's enabling act, M.G.L. Chapter 23I. Such exemption that may be applicable to documents submitted by a company is for any documentary materials or data made or received by MLSC that consists of trade secrets or commercial or financial information regarding the operation of any business conducted by the company, or regarding the competitive position of such company in a particular field of endeavor (Trade Secrets Exemption). In the event that a company wishes to submit certain documents to MLSC and believes such a document or documents may be proprietary in nature and may fall within the parameters of the Trade Secrets Exemption, the company should identify such materials in its application as Confidential.

Procedures for Handling Documents Identified as "Confidential Information"

In the event that Grantee submits documents to the Center that Grantee believes may be proprietary in nature and may fall within the parameters of the MLSC Trade Secrets Exemption and/or some other applicable exemption, the following procedures shall apply:

A) At the time of Grantee's initial submission of documents to the Center, Grantee must clearly and unambiguously identify each and every such document that it contends is subject to an exemption from public disclosure as "Confidential Information." It is the Grantee's responsibility to ensure that all such documents are sufficiently identified as "Confidential Information," and Grantee's designation must be placed in a prominent location on the face of each and every document that it contends is exempt from disclosure under the Public Records Act.

B) Documents that are not properly identified by Grantee as "Confidential Information" at the time of their initial submission to the Center may be subject to disclosure under the Public Records Act, and the procedures for providing the Grantee with notice of any formal public records request for documents, as set forth below, shall be inapplicable.

C) At the time the Center receives documents from Grantee, any such documents designated by Grantee as "Confidential Information" shall be stored in a secure filing area when not being utilized by appropriate Center staff for purposes of administering the Grant.

D) In the event that the Center receives a formal, written public records request for documents submitted by Grantee in response to the solicitation, the Center shall notify the Grantee and may, but shall not be required to, provide Grantee an opportunity to present the MLSC with information and/or legal arguments concerning the applicability of the MLSC Trade Secrets Exemption or some other exemption to the subject documents. The Center shall then produce all non-confidential, responsive documents.

THE CENTER'S GENERAL COUNSEL IS THE SOLE AUTHORITY WITHIN MLSC FOR MAKING DETERMINATIONS ON THE APPLICABILITY AND/OR ASSERTION OF AN EXEMPTION TO THE PUBLIC RECORDS ACT. NO EMPLOYEE OF THE CENTER OTHER THAN THE GENERAL COUNSEL HAS ANY AUTHORITY TO ADDRESS ISSUES CONCERNING THE STATUS OF "CONFIDENTIAL INFORMATION" OR TO BIND THE CENTER IN ANY MANNER CONCERNING THE CENTER'S TREATMENT AND DISCLOSURE OF SUCH DOCUMENTS.

E) In the event that the Center determines that the subject documents are exempt from disclosure, the requesting party may seek review of the Center's determination before the Supervisor of Public Records, and the Center shall notify the Grantee in writing in the event that the requesting party pursues a review of the Center's determination.

F) In the event the requesting party pursues a review of the Center's determination that the documents are exempt from disclosure and the Supervisor of Public Records concludes that the subject documents are not exempt from disclosure and orders the Center to disclose such documents to the requester, the Center shall notify the Grantee in writing prior to the disclosure of any such documents, and Applicant may pursue injunctive relief or any other course of action in its discretion.

All documents submitted by Grantee, whether designated as "Confidential Information" or not, are not returnable to Grantee.

Attachment B

CERTIFICATE OF COMPLIANCE WITH LAWS

Massachusetts Employment Security Law

Pursuant to G.L. c. 151A §19A(b), the undersigned hereby certifies under the penalties of perjury that Grantee, with D.E.T. ID Number 22033565 has complied with all laws of the Commonwealth relating to unemployment compensation contributions and payments in lieu of contributions.

> [Compliance may be certified if Grantee has entered into and is complying with a repayment agreement satisfactory to the Commissioner, or if there is a pending adjudicatory proceeding or court action contesting the amount due pursuant to G.L .c. 151A, □ §19A(c).]

or check the following:

__________ The undersigned certifies that the Massachusetts Employment Security Law does not apply to it because Grantee does not have any individuals performing services for it within the Commonwealth to the extent that it would be required to make any contributions or payments to the Commonwealth.

Massachusetts Child Care Law

Pursuant to Chapter 521 of the Massachusetts Acts of 1990, as amended by Chapter 329 of the Massachusetts Acts of 1991, the undersigned hereby certifies that Grantee (please check applicable item):

1. _X____ employs fewer than fifty (50) full-time employees; or
2. _____ offers either a dependent care assistance program or a cafeteria plan whose benefits include a dependent care assistance program; or
3. _____ offers child care tuition assistance, or on-site or near-site subsidized child care placements.

Revenue Enforcement and Protection Program

Pursuant to G.L. c. 62C, §49A, the undersigned hereby certifies under the penalties of perjury that Grantee's tax payer identification number is Federal Identification No. is 80-0815393 and that to the best of his/her knowledge and belief Grantee has complied with all laws of the Commonwealth relating to taxes, the reporting of employees and contractors, and withholding and remitting of child support.

To comply with all laws of the Commonwealth relating to taxes, the undersigned certifies that it (please check applicable item):

1. _X___ has filed all tax returns and paid all taxes required by law; or
2. ____ has filed a pending application for abatement of such tax; or
3. ____ has a pending petition before the appellate tax board contesting such tax; or
4. ____ does not derive taxable income from Massachusetts Sources and is not subject to taxation by the Commonwealth.

Certification Regarding Companies Doing Business with or in Northern Ireland

Pursuant to G.L. c. 7, §22C, the undersigned hereby certifies under the pains and penalties of perjury that Grantee is not engaged in the manufacture, distribution or sale of firearms, munitions, including rubber or gas bullets, tear gas, armored vehicles or military aircraft for use or deployment in any activity in Northern Ireland, and that Grantee (check applicable item):

1. _X____ does not employ ten or more employees in an office or other facility located in Northern Ireland; or

2. _______ employs ten or more employees in an office or other facility located in Northern Ireland, but such office or other facility in Northern Ireland (a) does not discriminate in employment, compensation or the terms, conditions and privileges of employment on account of religious or political belief; and (b) promotes religious tolerance within the workplace, and the eradication of any manifestation of religious and other illegal discrimination.

Signed this 15th day of July, 2015.

FELICITEX THERAPEUTICS INC.

By: ________________________
Maria Vilenchik
Chief Executive Officer

Hereunto duly authorized.

Exhibit B

Grant Application

(*See Attached*)

MLSC - Universal Partnerships (UP) Program Application 2014

0. Application ID/Last modified	25a9f511-ff40-4b00-be30-14b904ca7933 5/1/2015 3:11:15 PM
1. First Name	Maria
2. Last Name	Vilenchik
3. Position in Company	CEO
4. Phone	9192130025
5. Mobile Phone	9192130025
6. Email	mvilenchik@felicitex.com
7. Full name of Company	Felicitex Therapeutics
8. Parent Organization	
8a. If subsidary, name of parent	
8b. If subsidary, location of parent	
9. Street Address	45 Ridge Rd
10. City	Newton
11. State	MA
12. Zip/Postal Code	02468
13. Country	United States

14. Telephone	9192130025
15. Website	www.felicitex.com
16. Year Founded	2012
17. Life Sciences Focus	Pharmaceuticals
18. Stage of Company	Pre-clinical
19. Company R&D and Technology Focus	Felicitex is focused on one of the novel area in Oncology - Quiescent Cancer Cells. Current stage is Discovery / early Development. Quiescent Cancer Cells were in focus for Academia and corporate development for over 10 years, all in attempt to find the right targets, in order to make a switch between sleeping (quiescent) and non-quiescent state in cancer. About 10-30 % of cancer cell population is in the quiescent (dormant) state. While in quiescence, cancer cells are resistant to any treatment, which is targeting cell division and multiplication,e.g. chemotherapy. When chemo treatment is over, those dormant cells are waking up, and acting as a source for new cancer growth and metastasis. Felicitex strategy – is to eliminate quiescent cancer cell reservoirs, when providing personalized diagnostics and treatment, which is aimed to reduce metastasis and cancer recurrence.

20. Has your company applied to this program in the past?	No
20a. If yes, please indicate the submission date, and if applicable, the grant amount.	
21. Total number of employees in Massachusetts of of this date (FTEs)	4
22. Number of R&D employees in Massachusetts as of this date (FTEs)	4
23. Qualifications of scientific team leaders who are working on the milestone for which this application is submitted. Please include company advisors where expertise is not in-house.	A PDF document was uploaded and is included as an appendix to this document.

24. For the overall project that contains the milestone (in this application), describe the novel product or services concept, versus the state-of-the-art (if any exists) product or services. concept, versus the state-of-the-art (if any exists) product or services. Explain your projected competitive advantage.

Felicitex is one of the first oncology drug discovery companies focused on addressing the problem of quiescent cancer cells – a major mechanism of cancer resistance and recurrence. Metastases are often caused by quiescent cancer cells due to their decreased size and increased survivability.

Felicitex is ahead of competitors in this field:

1. Felicitex's founder, Maria Vilenchik, has been working in the area of cancer cell quiescence for seven years prior to launching Felicitex, thereby accumulating experience and know-how unique in this relatively new area of research. Since starting Felicitex, Dr. Vilenchik and colleagues have optimized proprietary cell-based assays for the determination of specific phenotypes indicative of quiescent cells behavior under various influences, compound specificity, etc.
2. Felicitex has invented and filed patent application on a diagnostic assay for patient stratification and patient monitoring and evaluation of the effectiveness of the treatment.

3. Felicitex has secured rights to two orthogonal series of kinase inhibitors, originally developed to target a related kinase DYRK1A. Access to two unrelated series, each of which is in unencumbered, novel chemical space, provides Felicitex with options for the developed of a high-quality, drug-like compound without the encumbrances of legacy programs of Large Pharma.
4. Felicitex is focused on cancer cell quiescence thereby maximizing the value of its understanding of the target and its mechanism, and concentrating on leveraging its competitive advantage.

The approach to cancer treatment through targeting quiescent cancer cells, is gaining recognition and interest in oncology research community as well as in pharmaceutical and biotech industries. Academic Institutions that have laboratories working on cancer quiescence among others include Harvard Medical School, Mass General, Stony Brook University, Mount Sinai School of Medicine. Felicitex is aware that some Large Pharma companies have had research programs in this field. The programs for the development of inhibitors of DYRK1B were active at Roche, AstraZeneca, and Celgene. Whether or not these programs are active at this time is not clear.
Moreover, some academic institutions have had or have active programs on DYRK1B. Among them was SUNY Upstate Medical University (Syracuse, NY) and Center for Genomic Regulation, University Pompeu Fabra (Barcelona, Spain).

It is now established that cancer cell populations are inhomogeneous and contain various proportions of quiescent (in G0 phase of the cell cycle) cells that, by definition, are not proliferating and, therefore, are resistant to conventional cytotoxic therapies8-16. Cancer cell quiescence is responsible for resistance to chemotherapy of some difficult to treat cancers (for example, NSCLC, pancreatic, ovarian, certain breast cancers), which survive treatment, in part, by sheltering cells in the quiescent state. The increase of proportion of cancer cells in the quiescent state in response to chemotherapy is known as pharmacological quiescence. This resistance mechanism is general and has been shown to operate in both solid tumors and hematopoietic cancers.
Recently, it was shown that erlotinib (Tarceva®), an important anti-cancer medication approved to treat non-small cell lung carcinoma and pancreatic cancer, induces pharmacological quiescence (published and in house unpublished data). Indeed, in vitro, the anti-proliferative response to treatment with erlotinib of the EGFR-mutated lung cancer cells, which are hypersensitive to tyrosine kinase inhibitors, is due primarily to the entry of cells into the quiescent state and not to apoptosis. Therefore, pharmacological quiescence may explain the development of resistance to chemotherapeutics targeted against EGFR mutations. In fact, as was reported on the recent annual AACR 2015 meeting, most second and third generations EGFR inhibitors are facing the issue of resistance development due to cancer cell quiescence.

Tumors usually contain a small population of quiescent cells. Following chemotherapy, the proliferating cells are killed, but the quiescent cells survive. These cells repopulate.

The targeting of quiescent cancer cells has emerged as a promising cancer treatment strategy. Presently, all the available therapies are targeting proliferating cancer cells and there is no treatment directed against the highly survivable quiescent, non-proliferating cancer cells. Consequently, a viable treatment is urgently needed.

Available therapies may be partially active against quiescent cancer cells due to: 1) direct cytotoxicity independent of cell proliferation, such as direct DNA damage or ATP depletion; and 2) drug accumulation within the cells, resulting in delayed cytotoxicity once cell re-enters the cell cycle. However, such approach also affects healthy cells due to continuous exposure to cytotoxics resulting in additional side effects to patients. Therefore, it is difficult to achieve therapeutic window. In addition, long exposure to cytotoxics allow cancer cells to adapt and develop additional mutations that render them resistant to the treatment. It has been shown that HDAC inhibitors in combination with cytotoxic agents can be effective against non-proliferating cells. This approach is at the exploratory stage and various modes of resistance can emerge quickly, including induction of epithelial-to-mesenchymal transition, which creates cancer stem-cell like cells.

Felicitex is focusing on the alternative approach by targeting quiescent cells via cancer quiescent-specific mechanism. This approach shifts the treatment paradigm and augments existing therapies by affecting the highly survivable, resistant to currently available treatments quiescent cancer cells. At the same time our approach will limit the exposure time to cytotoxics that will minimize the chance of developing resistance due to secondary mutations that will allow cancer cells to survive the treatment.

Long-term, Felicitex intends to become the dominant player in the cancer quiescence field by leveraging its expertise in cellular quiescence mechanisms, cell cycle analysis, and its proprietary cell-based assays for quiescence and quiescence release phenotypes and platforms.

Felicitex's differentiated approach to oncology therapy may be applied to the treatment of a variety of neoplasms. At this stage, Felicitex is targeting the most deadly and resistant to treatment cancers, such as pancreatic, colorectal, non-small cell lung, and ovarian cancers. All of these tumor types are known to contain proportions of quiescent cells.

The focus of the project that contains the milestone described herein is the development, optimization, and progression to the clinical proof of concept of a first-in-class small molecule inhibitor of dual specificity tyrosine-phosphorylation-regulated kinase 1B (DYRK1B), also referred to as minibrain-related kinase (MIRK). Depending on tumor type, a high proportion of the quiescent cells rely on DYRK1B for maintenance and survival in the quiescent state. For example, in a study of pancreatic ductal carcinomas expression of DYRK1B was found in 89% of cases,

whereas it was measured either at much lower levels or not at all in normal ductal epithelium. Similar findings are reported for other difficult to treat or highly recurrent cancers.
This will be a first-in-class therapeutic developed to control or eliminate a quiescence-dependent cancer cell survival pathway. Coupled with the development of the therapeutic, Felicitex is advancing a companion diagnostic method for patient stratification such that the treatment may be applied within the framework of personalized medicine-based cancer treatments.

25. For the overall project and expected outcome, describe the market, including the unmet need this project seeks to meet and the potential market size

Top-down market analysis – oncology drug market is growing fast. Cancer, and cancer recurrence in particular, is a leading cause of death worldwide accounting for 7.6 million deaths in 2012 and projected to rise to 13.1 million deaths in 2030. Lung, stomach, liver, colon, pancreatic, and breast cancers cause the most cancer death each year according to World Health Organization and the US Centers of Disease Control and Prevention.
In 2010, US spent an estimated $125 billion on cancer care, European Union spent $171 billion. As a consequence, anti-cancer drugs have become the best-selling drug class worldwide. The sales of oncologics in the US reached $25.9 billion in 2012 and amounted to over $67.1 billion worldwide in 2013, with both growing year over year at high single digit rates. The sales are projected to grow globally at annual rates of over 11%, to approximately double by 2020. Particularly pertinent to Felicitex is the finding that of the total spent on oncology drugs today, approximately 34% (>$22.8 billion) is spent on third line therapy, which includes the treatment of non-responding and recurrent cancers. Moreover, the increased sales are driven mainly not by the traditional cytotoxics but by the targeted therapeutics designed to specifically modulate one or more proteins involved in cancer progression, i.e. the type of compound Felicitex is developing. Specific business conditions – "patent cliff" and multiple exit opportunities. Large Pharma recently have lost or are about to lose patent protection on many high-revenue small molecule chemotherapeutics, such as Irenotecan (Pfizer) in 2009, Taxotere (Sanofi-Aventis) in 2010, Xeloda (Genentech/Roche) in 2013, Abitrexate (Eli Lilly) in 2015, Gleevec (Novartis) and Rituxan (Roche) in 2016, with the patent protection for Herceptin (Roche) in litigation. Rituxan, Herceptin, and Gleevec were, respectively, #6, #8, and #14 top selling pharmaceuticals worldwide in 2013. Felicitex's chemotherapy drug may be introduced as a single therapy or, more likely, as a component in new and patentable, and therefore protected from generic competition, chemotherapeutic regimen. Because Felicitex's DYRK1B inhibitor can be effective against multiple cancers, it may be combined with multiple anti-cancer drugs and, therefore, multiple licensing or partnering opportunities should be available.

26. What challenges exist to fulfill the overall project and expected outcome for the product or service envisioned?

There are two key determinants of the success of this project are:
1. The ability to develop DYRK1B small molecule inhibitor with satisfactory physicochemical and drug like properties of a potential drug candidate;
2. Selection of the efficacious combination of DYRK1B inhibitor with one or more traditional anti-cancer agents (including chemotherapy, anti-estrogens, radiation, biologics, personalized medicine approaches, etc.), which includes the selection of efficacious combinations and appropriate dosing regimen.

The validity of DYRK1B as the therapeutic target appears established; see Section 29 – Scientific basis.
The critical path for the overall Felicitex DYRK1B program (see Section 27, Figure 6) consists of hit acquisition, hit expansion, hit to lead optimization, and lead to clinical lead conversion of the DYRK1B inhibitors because the quality of these compounds will determine the success of the program.
Before launching the medicinal chemistry effort, Felicitex articulated a concrete set of criteria that a candidate molecule must meet before advancing into the IND-enabling studies. In large part, these criteria are industry standard and are borne out of years of experience with pre-clinical programs and licensing and due diligence activities, on both sides of the Large Pharma – Small Innovator Pharma divide. In part, the target profile reflects the strategic decision to develop an orally dosed pharmaceutical.
The three critically important considerations that must be dealt with through medicinal chemistry are: activity, selectivity, and drug-like properties. The criteria can be broken into the following categories, as delineated below.
• Activity
- Biochemical – inhibition of function of recombinant kinase;
- Activity and mechanism of action in cell-based assays;
- Efficacy and demonstration of on-target effects in xenograft models;
• Selectivity
- Against a panel of particularly relevant kinases that either have overlapping substrate specificity (e.g. GSK3ß) or regulate cell cycle processes (e.g. CDKs);
- Against the kinome panel of 400+ kinases, outsourced to either DiscoveRx of Fremont, CA or

Reaction Biology of Malvern, PA.

• Drug-like properties – aiming to develop a BCS Class I (Class II acceptable)

- Aqueous solubility;
- Permeability;
- Chemical stability;
- Metabolic stability;
- Absence of structural toxicity flags;

• IP: patentability and freedom to operate;

• Reasonable complexity of synthesis.

27. Outline the project plan and timeline, showing where the milestone fits within the overall project plan. If helpful, provide a visual such as a Gantt chart.	A PDF document was uploaded and is included as an appendix to this document.

28. Describe the specific technical milestone this application seeks to achieve. Why do you need a partner to achieve this? Why did you go overseas to find your partner? What is unique about your partner's contribution?

• The major critical path milestone is the nomination of a clinical lead compound for progression into IND-enabling studies. Felicitex entered into a collaboration with Selvita's discovery division to gain access to:

• Medicinal chemistry expertise, experience, and capabilities.

- Selvita demonstrated the requisite level of experience and track record in development of small-molecule kinase inhibitor with the desired drug-like properties. The evidence for the expertise and experience was available in public domain through announced discovery collaborations of Selvita with Merck Serono and H3 Biomedicine (Cambridge, MA) as well as through interviews and on-site visit to the Selvita facility in Krakow, Poland. In addition, Selvita recently announced (March 2015) the commencement of IND-enabling studies for its internally generated PIM/FLT3 kinase inhibitor;
- Capability and expertise in computational modeling of the DYRK1B active site. The ability to analyze the SAR data and inform medicinal chemistry efforts through understanding of kinase active site structure is very important. Because no X-ray crystal structure of DYRK1B has ever been reported, the computational capabilities and experience are crucially important to the

success of the project;
• Capabilities and experience in performance of biochemical assays to support SAR development. Selvita has the instrumentation and staff to perform the baseline assays required for rapid evaluation of new compounds for kinase inhibition against a recombinant protein, for solubility, metabolic stability, etc. Performing these assays at same facility without the need to ship compounds elsewhere speeds up the work and is therefore highly beneficial.
• Facilities, financial stability, and personnel redundancy to support a long-term collaboration. Felicitex evaluated several other potential partners prior to reaching the agreement with Selvita. One of the important factors in this selection was Selvita's size (over 200 employees, all in the Krakow facility), which reassured Felicitex of continuity and resource availability in the event of personnel changes and other unplanned staff changes.
• Acceptable financial conditions for the collaboration.

29. Describe the scientific basis of the work involved to achieve this milestone, giving sufficient detail to allow meaningful peer review of the feasibility and likelihood of a successful outcome.	A PDF document was uploaded and is included as an appendix to this document.

30. What technical challenges must be overcome to meet this milestone?

As described in Section 26, the achievement of the milestone is predicated on successful optimization of FX-5 into a drug-like compound and on the correct selection of the efficacious combination of DYRK1B inhibitor with one or more traditional anti-cancer agents.
The technical challenges in the optimization of FX-5 are:
1. Computational – to correctly estimate the effect of structural modifications of FX-5 on its physicochemical properties and its activity and selectivity. Computational assessment of SAR is crucial because no X-ray structure of DYRK1B is known;
2. Synthetic – to synthesize desired analogues in requisite purity and under time constraints. Felicitex is confident and the combined know-how and experience of Selvita and Felicitex will be able to meet these challenges.
3. Biochemical - to be able to develop molecules with satisfactory drug like properties including but not limited to solubility, metabolic stability, bioavailability, etc.

Strategically, Felicitex has a viable contingency plan to deal with the technical difficulties as they arise.

31. What is the duration of the milestone?	3-6 months

32. Describe the successful outcome of the milestone and the benefits that accrue to your company upon successful completion

Funding is requested for the optimization and in vivo validation of a clinical lead series of small-molecule inhibitors of DYRK1B, with the goal of nominating clinical drug candidate.
This milestone is on the critical path for the Felicitex DYRK1B inhibitor program. The successful achievement of this milestone will allow Felicitex to initiate IND-enabling studies on the identified drug candidate, file additional IP for the composition of matter, and while significantly increasing the value of the company, it will help to secure funding from big pharmaceutical companies who already expressed interest in the our product once it will reach IND stage. That in turn will lead to significant expanding of stuff thus creating additional jobs in the company to support the successful progression to clinical trials.

Once a molecule is progressed into regulated studies, from pre-IND meeting and beyond, the development of novel breakthrough anti-cancer therapy much needed for patients especially with pancreatic adenocarcinoma and lung cancers will become feasible.

33. Full Name of Collaborating Partner Organization	Selvita S.A.
34. Street Address	ul. Bobrzynskiego 14
35. City	30-348 Kraków
36. State	
37. Zip/Postal Code	Vat No. PL6792942955
38. Country	Poland
39. Website	www.selvita.com

40. Year Founded	
41. Type of Organization	Company
42. Total number of employees worldwide as of this date (FTEs)	250
43. Qualifications of scientific team leaders who are working on the milestone for which this application is submitted	No file was uploaded with the application.

44. Describe the technical expertise of the non-U.S. partner, particularly their contribution to the milestone. Explain why it is a collaboration rather than a commercial service and describe the collaborative activities.

• Medicinal chemistry expertise, experience, and capabilities.
- Selvita demonstrated the requisite level of experience and track record in development of small-molecule kinase inhibitor with the desired drug-like properties. The evidence for the expertise and experience was available in public domain through announced discovery collaborations of Selvita with Merck Serono and H3 Biomedicine (Cambridge, MA) as well as through interviews and on-site visit to the Selvita facility in Krakow, Poland. In addition, Selvita recently announced (March 2015) the commencement of IND-enabling studies for its internally generated PIM/FLT3 kinase inhibitor;
- Capability and expertise in computational modeling of the DYRK1B active site. The ability to analyze the SAR data and inform medicinal chemistry efforts through understanding of kinase active site structure is very important. Because no X-ray crystal structure of DYRK1B has ever been reported, the computational capabilities and experience are crucially important to the success of the project;
• Capabilities and experience in performance of biochemical assays to support SAR development. Selvita has the instrumentation and staff to perform the baseline assays required for rapid evaluation of new compounds for kinase inhibition against a recombinant protein, for solubility, metabolic stability, etc. Performing these assays at same facility without the need to ship compounds elsewhere speeds up the work and is therefore highly beneficial.
• Facilities, financial stability, and personnel redundancy to support a long-term collaboration. Felicitex evaluated several other potential partners prior to reaching the agreement with Selvita.

One of the important factors in this selection was Selvita's size (over 200 employees, all in the Krakow facility), which reassured Felicitex of continuity and resource availability in the event of personnel changes and other unplanned staff changes.	
45. Do you have any financial, familial, or any other personal interest in the non-U.S. collaboration partner?	No
45a. If yes, please elaborate on the relationship. (The Center reserves the right to inquire further about the nature of the partner and relationship between the two parties)	
46. What is the anticipated start date for the specific milestone the grant is being used to fund?	June 1, 2015
47. Please provide a breakdown for all activities included in the completion of the milestone, giving details of which of the partners is involved at each step.	Optimization of FX-5 series, medicinal chemistry Start: June 1, 2015 Completes: July 31, 2015 Cost: $45,000 Mechanism of action confirmation in vitro Start: July 1, 2015 Completes: August 20, 2015 Cost: $10,000 In vitro ADME assessment Start: July 15, 2015 Completes: August 20, 2015 Cost: $20,000 PK/PD studies Start: August 10, 2015 Completes: August 20, 2015

	Cost: $10,000 Dose tolerance, toxicity studies Start: August 20, 2015 Completes: August 31, 2015 Cost: $10,000 Synthesis of quantity of FX-5 analogue to support animal studies Start: August 10, 2015 Completes: August 20, 2015 Cost: $20,000 In vivo efficacy studies in mice Start: August 20, 2015 Completes: October 10, 2015 Cost: $80,000 Immunohistochemistry analysis of treated mice tissues Start: October 10, 2015 Completes: October 30, 2015 Cost: $20,000 Immunohistochemistry analysis of treated mice tissues Start: October 10, 2015 Completes: October 30, 2015 Cost: $20,000
48. What is the total cost to complete the milestone based on your expenditure breakdown in Question 47? (Please provide in USD)	235000

49. How much money are you requesting from the Center? (Please provide in USD)	200000
50. If the requested funding from the Center is not sufficient to cover the total cost of this milestone, specify how additional funds will be secured. Private investment	
51a. Total Grant Requested:	200000
51b. First Payment (after signing a Grant Agreement with the Center):	100000
51c. Second Payment (applicable only in the case of grants greater than $100,000; and upon written request from the Center and submission of the Interim Report):	80000
51d. Final Payment (10% of Total Grant Awarded):	20000
52. Based on your milestone plan and resources available, do you expect challenges with the delivery of payments?	No
52a. If yes, please explain the challenges.	
53. Describe any commercial assets expected to result from the milestone and the likely party to control the asset. Small molecule drug candidate for the treatment of pancreatic and lung cancer will be developed and ready for IND filing, composition of matter IP will be filed accordingly. IP will belong to Felicitex Therapeutics and the company will control the asset.	

54. If any of the following applies to your company, please explain why you require funding from this award and are unable to fund this project from your current R&D budget.	
55. Does your partner receive non-financial support (such as: government scientific review, location in a government funded incubator) from a governmental, regional, or similar agency?	No
55a. If yes, please provide the name of the organization.	
56. Certificate of Good Standing/Letter of Compliance from the Massachusetts Secretary of State:	A PDF document was uploaded and is included as an appendix to this document.
57. Certificate of Good Standing/Letter of Compliance from the Massachusetts Department of Revenue:	No file was uploaded with the application.
58. The Massachusetts company is not related to the non-U.S. collaborating partner as described in Footnote 2 of the UP Solicitation.	Checked
59. The Massachusetts company and the non-U.S. collaborating partner have not had prior or existing R&D relationships with regard to the specific project for which this application is submitted.	Checked
60. If the Massachusetts company has any existing agreements with the Center, it is in compliance with those agreements.	Checked

61. The funding requested will be spent only on this milestone's R&D activities.	Checked

62. Authorized Representative Signature and Acceptance

I verify that I am authorized to commit my organization and to make this application on behalf of the organization. I certify that the above information is correct and that the statements made herein, including all attachments and exhibits, are true and correct to the best of my knowledge. The submission of false information to the Center is subject to prosecution under the False Claims Law at M.G.L. c. 12, sections 5A – 5O.

I understand that this Life Sciences UP Application may be disqualified if it does not contain all required information or if the Applicant does not meet the eligibility criteria required under the Program, and I further acknowledge and agree that, if awarded a grant, the Grant Agreement shall be executed in substantially the form provided on our website at http://www.masslifesciences.com.

I specifically acknowledge that all of the terms and conditions of the Solicitation are mandatory.

On behalf of the applicant, I understand and acknowledge that all materials submitted as part of this application are subject to disclosure under the Massachusetts Public Records Law. Furthermore, I understand and acknowledge that I have followed the procedures set forth in Appendix B of the Life Sciences UP Solicitation for any documents that I believe may be proprietary in nature and that may fall within the parameters of the Center's Trade Secrets Exemption; and that the Center's receipt of such documents does not represent a finding by the Center or the Supervisor of Public Records that such documents fall within the Trade Secrets Exemption.

I acknowledge and agree that the Center has sole discretion to determine which Massachusetts company applicants receive benefits under the Program.

I have read and agree to the terms and conditions of applying to the Life Sciences UP Program. You must agree to the terms and conditions to submit this application.

Maria Vilenchik
CEO
Submitted/signed on: 5/1/2015 3:11:15 PM

Qualifications - MA

The next 1 page(s) are the qualifications - ma, corresponding to question 23 submitted by the applicant.

23. Qualifications of scientific team leaders who are working on the milestone for which this application is submitted. Please include company advisors where expertise is not in-house.

Maria Vilenchik, Ph.D., Founder, CEO and Scientific Director
Maria Vilenchik led Drug Discovery programs at Hoffman-La Roche and Memorial Sloan Kettering Cancer Center. Dr. Vilenchik has co-authored 20 publications in peer reviewed journals and is a co-inventor on 8 patents. In 2012 Dr. Vilenchik founded Felicitex Therapeutics, Inc. focusing on the development of novel oncology treatments targeting quiescent cancers. Dr. Vilenchik received her Ph.D. in Pharmacology from Columbia University and M.S. in Biophysics from Brandeis University.

Michael Frid, Ph.D., Founder, Vice President of Pre-Clinical Research
Michael Frid brings 15+ years of pharmaceutical industry experience and perspective to bear, and successful track record of collaboration with a broad array of biopharmaceutical companies. Dr. Frid is an organic chemist and is an expert in drug discovery and early drug development, from hit generation and lead optimization / lead selection (LO/LS) to proof-of-concept (POC) in humans. He has co-authored several publications in peer-reviewed journals, has given presentations to audiences of pharmaceutical professionals, and has written on the subjects of drug formulation development, solid state characterization and salt selection, and outsourcing. Dr. Frid also has served as a reviewer for the American Association of Pharmaceutical Scientists (AAPS). He received his Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology (MIT) working with Professor S. L. Buchwald.

Selvita team
Krzysztof Brzozka, Ph.D., Executive Vice President, Chief Scientific Officer
Dr. Krzysztof Brzozka joined Selvita in 2007 as a specialist responsible for evaluation, due diligence and in-licensing of research projects. In 2009 he became a Project Manager of the first anticancer project initiated at Selvita and in subsequent years initiated further research projects. In January 2012 he was appointed to the position of Chief Scientific Officer and Member of the Management Board and currently is responsible for development of internal pipeline of novel, small molecule therapies across various indications. Dr. Brzozka has unique interdisciplinary expertise in development of projects in the preclinical phase, ranging from *in silico* studies, medical chemistry and, *in vitro* and *in vivo* molecular biology studies and toxicology. Dr. Brzozka holds a PhD degree from Ludwig Maximilian University in Munich, Germany and an MSc degree in Biotechnology, specializing in Molecular Biology, from the Jagiellonian University in Krakow, Poland. He also completed a two-year Executive MBA at Stockholm University School of Business and the Cracow University of Economics Business School.

Wojciech Czardybon, Ph.D., Head of Discovery Chemistry

Project Plan

The next 1 page(s) are the project plan, corresponding to question 27 submitted by the applicant.

Figure 1. Abbreviated Gantt chart with the steps leading to the milestone highlighted


2014
2015
2016
Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul
Name
Begin date
Duration
Hit validation in vitro 3/10/14 75
Hit validation in vitro 6/23/14 0
Lead formulation 6/23/14 15
POC in vivo 7/15/14 90
POC in vivo 11/10/14 0
Lead to clinical optimization 10/1/14 330
Medicinal chemistry / SAR 10/1/14 330
FX-6 optimization - med. chem. 6/1/15 45
In vivo validation 7/23/15 73
"On target" effect in vitro 7/27/15 10
In vitro ADME 7/23/15 15
Lead validation in vivo 8/3/15 63
Scale-up synthesis 8/3/15 10
PK, dose tolerance 8/5/15 10
Efficacy, in vivo 8/27/15 30
On-target effect in vivo 9/17/15 30
Lead series nomination 11/5/15 0
Expanded in vivo testing 11/25/15 112
Nomination for IND enabling studies 3/2/16 45

Scientific Basis

The next 9 page(s) are the scientific basis, corresponding to question 29 submitted by the applicant.

29. Describe the scientific basis of the work involved to achieve this milestone, giving sufficient detail to allow meaningful peer review of the feasibility and likelihood of a successful outcome.

Biology

The focus of the project that contains the milestone described herein is the development, optimization, and progression to the clinical proof of concept of a first-in-class small molecule inhibitor of dual specificity tyrosine-phosphorylation-regulated kinase 1B (DYRK1B), also referred to as minibrain-related kinase (MIRK)[37,38]. Felicitex's co-founder, Dr. Vilenchik, has contributed to the identification of protein kinase DYRK1B as a key enzyme responsible for maintenance of cancer cells in G_0 phase of the cell cycle and regulation of the progression of cancer cells into cell cycle, i.e. G_0 to G_1 transition[57].

DYRK1B is a member of the CMGC superfamily. In humans, appreciable levels of DYRK1B were measured only in testis and skeletal muscle[58] (Figure 1) yet DYRK1B is overexpressed in many tumor tissues, which bodes well for obtaining a wide therapeutic window.

Figure 1. Expression of DYRK1B in different healthy human tissues[58].


heart
brain
kidney
liver
lung
pancreas
spleen
skeletal muscle
esophagus
stomach
intestine
colon
uterus
placenta
bladder
adipose
tonsil
thymus
appendix
lymph node
gallbladder
prostate
testis
ovary
9,5–
4,4–
2,4–
1,4–

For example, DYRK1B is expressed in in approximately 89% of pancreatic ductal adenocarcinomas and 75% of ovarian cancers, in which it mediates their clonogenic growth[36,39]. The DYRK1B gene was among 16 genes within the consistently amplified 660 kb subregion of the 19q13 amplicon in pancreatic cancers. Similarly, expression of DYRK1B is reported for other difficult to treat or highly recurrent cancers[40-43]. The distribution of DYRK1B in some difficult to treat, deadly cancers is shown in Table 1; expression of DYRK1B is not detected in any of the corresponding healthy tissues.

Table 1. Prevalence of DYRK1B in some deadly cancers

	Known distribution of DYRK1B expression by cancer tissue (cancer type)					
	Pancreatic	Colon	NSCLC	Ovarian	Glioma	Breast
Expression of DYRK1B	+++	+++	++	+++	+++	+++

++ = expressed; +++ = strongly expressed

The role of DYRK1B in cancer cell survival is increasingly recognized. A cartoon included in a recent paper[59], shown in Figure 2, is illustrative of the developing consensus on the importance of DYRK1B for cancer cell survival and the potential therapeutic value of its inhibition.

Figure 2. Illustration of the role of DYRK1B in maintaining viability of cancer cells under stress


Tubulin
Dyrk1B
Tubulin inhibitor
cell survival
Tubulin/Dyrk1B dual inhibitor
cell death
Tubulin/Dyrk1B dual inhibitor

In brief, justification for targeting the DYRK1B is as follows:

1) It has been demonstrated that cancer cells rely on DYRK1B for their survival in the quiescent (G_0) state[60-64], whereas the healthy cells that express DYRK1B do not; embryonic knockout of the DYRK1B gene resulted in viable, fertile mice with normal skeletal muscle development, so other genes must compensate for loss of DYRK1B[39].

2) It was shown that pharmacologic inhibition of DYRK1B results in increase of reactive oxygen species[65] (ROS) and sensitization to cytotoxic agents in colon, pancreatic, and ovarian cancer cells that depend on DYRK1B expression for their survival[57,66]. This difference in sensitivity to DYRK1B depletion suggests that its targeting will affect only cancer cells, which, as mentioned previously, bodes well for the development of selective cancer treatment with a practical therapeutic window.

3) From mechanistic perspective, there is an understanding of the downstream signaling pathway of DYRK1B and the identity of its substrates, including the

specific residues that are phosphorylated by DYRK1B, which may or may not be the same with other kinases acting on the same substrates[67-69]. Specifically, DYRK1B phosphorylates Ser10 of p27, thereby making p27 more stable, and Thr286 of cyclin D1, thereby rendering cyclin D1 more susceptible to degradation. As a result, cyclin D1/CDK1 complex is disrupted and cell are arrested in G_0. This indirect influence of relative levels of p27 and cyclin D1 is focused specifically on the $G_0 \rightarrow G_1$ transition and exerts no effect on other checkpoints within the cell cycle.

4) Felicitex invented a companion diagnostic assay for patient stratification. That will identify patients whose cancers are partially quiescent and reliant on DYRK1B for their survival and, consequently, will develop resistance to the treatment. Therefore, such patients will be identified as good candidates for receiving the DYRK1B inhibitor therapy[70].

Some of pertinent experimental data are presented below.

Cancer cells that express DYRK1B are reliant on it for survival and maintenance in the quiescent, G_0 state. Moreover, such cells increase the production of this protein when under stress, as shown in Figure 3.

Figure 3. DYRK1B(+) colon cancer cells SW620 induce expression of DYRK1B when under stress



Colon SW620
Hypoxia
3 6 24 32
Serum starvation
ctr 120
Time, hrs
DYRK1B
DYRK1B
Actin
Actin

It was shown experimentally that the treatment of cycling cancer cells that expressed DYRK1B (DYRK1B(+) cells) with a DYRK1B inhibitor increased the fraction of cells in S-phase by as much as 30%, $G_0 \rightarrow G_1 \rightarrow S$[57]. Similar treatment of cancer cells that are DYRK1B(-) produced no effect (Figure 4).

Figure 4. Inhibition of DYRK1B exhibits specificity by increasing S-phase fraction only of cancer cells expressing DYRK1B only


SW620 cells DYRK1B +
HCT116 cells DYRK1B -
Control
Mirk Inhibitor, 1uM
38
49
Control
Mirk Inhibitor, 1uM
34
35
29% increase in S-phase
No changes in S-phase
SW620 HCT116
Dyrk1B
Actin

SW620 (colon cancer, DYRK1B(+)) and HCT116 (colon cancer, DYRK1B(-)) cells treated with 1 µM DYRK1B inhibitor for 24 hours, followed by 1-hour pulse of BrdU, PI staining, and analyzed by FACS. Right: immunohistochemical stain anti-DYRK1B antibody confirming that SW620 cells are DYRK1B(+) and HCT116 cells are DYRK1B(-).

Inhibition of DYRK1B activity was effective in forcing quiescent cancer cells to reenter cell cycle, G0→G1→S, as illustrated in Figure 5. If the treatment with the inhibitor was continued for three days, only 10% of cells remained in G_0.

Figure 5. Inhibition of DYRK1B forces quiescent cancer cells to reenter the cell cycle: G_0→G1→S


16%
6%
33%
42%
38%
13%
19%
27%

AsPc1 (pancreatic cancer) cells put into quiescence by incubation in serum-deprived media for 2 days. Left: 42% of quiescent population was detected in control Q-cells. Right: 27% of quiescent cells was left after treatment with 0.25 µM of DYRK1B inhibitor for 2 days.

As mentioned in Section 25, action of erlotinib on EGFR-mutated lung cancer cells causes pharmacological quiescence, whereby the majority of erlotinib's effect is due to the entry of cancer cells into quiescent state and not to cell death[24]. Felicitex confirmed this effect in, H1975, a DYRK(+) non-small cell lung carcinoma cell line.

The histograms generated by flow cytometry are displayed in Figure 6 and the quantitation of the cell distribution in G_0/G_1 phase, S phase, and G_2/M phase is plotted in Figure 7.

Figure 6. Combination with DYRK1B inhibitor prevents escape of NSCLC cells into pharmacological quiescence state in response to treatment with erlotinib



BrdU-A
DNA content-A
No treatment
FBS-
Erlo, 10µM
FX-5, 5µM
Erlo 10, FX-5 5

From left to right: No treatment control; Cells synchronized in quiescent state by nutrient deprivation in depleted media; Treatment of cells with 10 µM erlotinib in standard growth media; Treatment of cells with 5 µM FX-5 in standard growth media; Treatment of cells with a combination of 10 µM erlotinib and 5 µM FX-5 in standard growth media.

Figure 7. Quantified results from experiment described in Figure 6



H1975 cell line, treated for 24h, BrdU 1h
% of cell population
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
control
FBS- (quiescent)
Erlo10
FX-5, 5
Erlo 10, FX-5, 5
G0/G1
S
G2/M

Comparison of the histograms for cells in which quiescence was induced by nutrient deprivation in FBS(-) media versus those treated with erlotinib demonstrates that erlotinib is even more effective than starvation in driving H1975 cells into quiescence. This is seen by a large increase in the proportion of cells in the G_0/G_1 phase relative to untreated control and a corresponding decrease in the proportion of cells in S phase.

By contrast, combination erlotinib with FX-5 prevents escape of NSCLC cells into pharmacological quiescence state in response to treatment with erlotinib.

Felicitex performed a proof-of-concept experiment in pancreatic cancer mouse xenografts with FX-5 as the DYRK1B inhibitor. The study included four cohorts, each with 10 randomly selected athymic mice each:

1. Vehicle control, no treatment cohort; 2. Gemcitabine as the first-line therapeutic for pancreatic cancer, administered intraperitoneally (IP); 3. Mono-therapy with FX-5 administered IP; 4. Combination therapy of FX-5 and gemcitabine. Both FX-5 and gemcitabine were administered twice a week. The treatment was initiated after tumors reached relatively large size of 300 mm3. The results of the study are summarized in Figure 8.

Figure 8. Summary of the results from the proof of concept efficacy study with FX-5



1200
1000
800
400
200
0
0
5
10
15
20
25
30
35
Time, days
vehicle control
GEM, 20mg/kg
FX-5, 12mg/kg
FX-5,12mg/kg +GEM
FX-5, 6mg/kg+GEM

Combination treatment of the lead compound FX-5 (FDX5372) with gemcitabine resulted in **tumor regression** in pancreatic xenografts mice model (PANC1).

Importantly, on post-study gross necropsy, quantities of precipitated drug substance were found in the peritoneal cavities of mice that received FX-5. Clearly, the inadequate physicochemical properties of FX-5 caused its precipitation and incomplete absorption. The successful demonstration of proof-of-concept efficacy of the FX-5/gemcitabine combination is all the more noteworthy given that only a fraction of FX-5 reached the site of action.

Chemistry

The most advanced lead series of DYRK1B inhibitors in Felicitex portfolio was in-licensed from Diaxonhit SA[52]. The in-licensing agreement was agreed upon in March 2015 and a formal announcement is expected in May 2015. Prior to the completion of the licensing agreement, Felicitex could not engage in any medicinal chemistry effort for the modification of the compound. Consequently, **the specific project and its milestone are new within the scope of the Felicitex/Selvita collaboration**.

This series was discovered and developed using a combination of rational drug design and combinatorial chemistry, and is based on the novel thiazoloquinazoline scaffold[53,54]. The structure of the lead compound is shown in Figure 9.

Figure 9. Structure of FX-5



NH
Cl
Cl
O
S
HN
N
N
N

FX-5 is a high quality lead by the Oprea criteria[55], has low nanomolar IC_{50} against DYRK1B, and is exceptionally selective (Figure 10). No appreciable inhibition of CDKs or GSK3β is observed. FX-5 is an efficient inhibitor as well, with good ligand efficiency and lipophilic efficiency. Some properties of FX-5 are summarized in Table 2.

Table 2. Selected properties of FX-5

Compound	MW	IC_{50}, nM	LE	LiPE	TPSA	cLogP
FX-5	402	0.3	0.52	5.1	82	4.5

However, while FX-5 is lead-like it is not drug-like, in that its aqueous solubility is poor and chemical stability and metabolic stability are inadequate (half-life in microsomal preparation of approximately 2 hours). The molecular property responsible for the poor aqueous solubility, and likely the relatively low metabolic stability, is high lipophilicity.

Figure 10. Selectivity of FX-5 against a kinome-wide panel


DYRK1B
IC50 < 1 nM
10 nM < IC50 < 1 nM
100 nM < IC50 < 10 nM
1000 nM < IC50 < 100 nM

Consequently, in late April – May 2015, Felicitex is initiating a project for the optimization of drug-like properties of FX-5 and its series, with the immediate goal of achieving clogP ≤ 3.5 while maintaining activity and selectivity.

This work will be performed at Selvita in Krakow as part of the overall collaboration for the development of DYRK1B inhibitors (see Section 27, **Error! Reference source not found.**).

Throughout the collaboration, Felicitex and Selvita employ a quantitative approach to drug likeness so as to permit numerical comparison of candidate molecules. The QED[56] parameter (quantitative estimate of drug-likeness) relates the similarity of a compound's properties to those of orally administered drugs based on eight commonly used molecular properties: MW, logP, hydrogen bond donors, hydrogen bond acceptors, polar surface area, rotatable bonds, number of aromatic rings, and count of alerts for undesirable substructures (ALERTs). These parameters are calculated at Selvita using the RDKit (python library for chemoinformatics), JChem, and other tools. The ability to calculate QED was back-tested successfully against the data set reported by Bickerton et al[56] (Figure 11).

Felicitex and Selvita have designed a focused optimization program, which is based on modifications with high synthetic accessibility and high-value added to the SAR of the scaffold. Computational assessment of the candidates suggests that these modifications should result in substantial reduction of lipophilicity as the means of achieving the objective of increase in aqueous solubility.

Figure 11. Validation of the QED calculation versus 678 molecules from DrugBank: R=0.96



Reported QED
0
0.2
0.4
0.6
0.8
1
0
0.2
0.4
0.6
0.8
1
QED calculated at Selvita

Certificate of Good Standing - SOS

The next 1 page(s) are the certificate of good standing - sos, corresponding to question 56 submitted by the applicant.

The Commonwealth of Massachusetts

Secretary of the Commonwealth

State House, Boston, Massachusetts 02133

William Francis Galvin
Secretary of the
Commonwealth

Date: April 29, 2015

To Whom It May Concern :

I hereby certify that according to the records of this office,

FELICITEX THERAPEUTICS INC.

a corporation organized under the laws of

DELAWARE

on **May 04, 2012** was qualified to do business in this Commonwealth on **February 06, 2014** under the provisions of the General Laws, and I further certify that said corporation is still qualified to do business in this Commonwealth.

I also certify that said corporation is not delinquent in the filing of any annual reports required to date.

In testimony of which,
I have hereunto affixed the
Great Seal of the Commonwealth
on the date first above written.

William Francis Galvin

Secretary of the Commonwealth

Certificate Number: 15042949880

Verify this Certificate at: http://corp.sec.state.ma.us/CorpWeb/Certificates/Verify.aspx

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